Exhibit 10.2

VU1 CORPORATION
1001 Camellia Street
Berkeley, California 94710

June 4, 2015

Highbridge International LLC
c/o Highbridge Capital Management, LLC
40 West 57th Street, 32nd Floor
New York, New York 10019
Attention: Mr. Jonathan Dorfman
     Managing Director

Re:           Exchange Agreement (this “Agreement”)

Dear Sirs:

Reference is made to the Original Issue Discount Convertible Debenture due June 22, 2013, dated June 22, 2011, in the original principal sum of $2,353,000, issued by Vu1 Corporation, a California corporation (the “Company”) pursuant to a related Securities Purchase Agreement, dated as of June 16, 2011, to Highbridge International LLC (“Highbridge”), as amended by a letter agreement, dated June 27, 2013 and as further amended by a letter agreement, dated June 20, 2014 (as amended, the “Existing Debenture”).

1. The Company and Highbridge hereby agree to exchange (the “Exchange”) the Existing Debenture for a new Original Issue Discount Convertible Debenture due June 22, 2016 in the original principal sum of $2,353,000 in the form attached hereto as Exhibit A (the “New Debenture”). The New Debenture has been duly authorized by the Company and, when executed and delivered to Highbridge pursuant to the Exchange against delivery of the Existing Debenture in accordance with the terms of this Agreement, the New Debenture will duly and validly issued, fully paid and valid and binding obligations of the Company, enforceable in accordance with their terms, and the New Debenture will not be subject to any preemptive, participation, rights of first refusal or other similar rights.  For the purposes of Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), the Company acknowledges that the holding period of the New Debenture and the Conversion Shares (as defined below) may be tacked onto the holding period of the Existing Debenture and that Highbridge is not, has not been during the consecutive 90 day period preceding the date hereof, and will not be after giving effect to the consummation of the Exchange for so long as the facts remain substantially the same as in existence on the date hereof, an “affiliate” (within the meaning of Rule 144 promulgated under the Securities Act) of the Company and the Company agrees not to take any position contrary thereto.  The New Debenture and the Conversion Shares will be issued in the Exchange exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) of the Securities Act and will be issued without any restrictive legend and will be freely tradable without any restrictions or limitations under applicable securities laws, rules and regulations.  Upon conversion of the New Debenture, the Company will issue the Conversion Shares by crediting such number of shares of Common Stock to Highbridge’s or its designee’s balance account with the Depository Trust Company (“DTC”) through the Deposit / Withdrawal At Custodian system.

2. The New Debenture is convertible into shares (the “Conversion Shares”) of the Company’s common stock, no par value (the “Common Stock”), in accordance with the terms of the Debenture.  The Conversion Shares have been duly authorized and reserved by the Company for issuance upon conversion of the New Debenture and, when issued upon conversion of the New Debenture in accordance with the terms of the New Debenture, will be validly issued, fully paid and non-assessable, and the issuance of the Conversion Shares will not be subject to any preemptive, participation, rights of first refusal or other similar rights.  The Common Stock (I) shall be designated for quotation or listed on the Principal Market and (II) shall not have been suspended, as of the date hereof, by the Securities and Exchange Commission (the “SEC”) or the Principal Market from trading on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened, as of the date hereof, either (A) in writing by the SEC or the Principal Market or (B) by falling below the minimum listing maintenance requirements of the Principal Market. As used herein, “Principal Market” means the OTC Bulletin Board.

3. Notwithstanding anything to the contrary in the New Debenture, the Company will pay to Highbridge, in two equal installments on December 23, 2015 and June 23, 2016, interest at the rate of 10% per annum on the original principal sum of Highbridge’s Debenture.  The interest will be paid in shares of Common Stock by valuing the Common Stock at the closing market price of the Common Stock on the respective interest dates set forth in the immediately preceding sentence by crediting such number of shares of Common Stock to Highbridge’s or its designee’s balance account with the DTC through the Deposit / Withdrawal At Custodian system.

4. If the Company and/or its transfer agent requires any legal opinions with respect to the issuance of any Conversion Shares and/or shares of Common Stock as payment of interest, the Company agrees to cause its legal counsel to issue any such legal opinions.

5. Nothing herein contained shall be deemed to constitute, acknowledge and/or imply any consent to any further extension of the Debenture, any other exchange of, or amendment to the Debenture or related Securities Purchase Agreement.

6. The Company has not entered into or will enter into any letter agreement or other extension, exchange, amendment or agreement with any other holder of an Original Issue Discount Convertible Debenture issued pursuant to the above-referenced Securities Purchase Agreement that establishes rights or benefits in favor of such other Debenture holder that are more favorable in any material respect to such other Debenture holder than the rights and benefits established in favor of Highbridge, unless Highbridge is offered, within 14 days after such letter agreement or other extension, amendment or agreement is entered into by the Company, the opportunity to receive such rights and benefits established by such letter agreement or other extension, amendment or agreement to the extent reasonably applicable to Highbridge.

7. Highbridge  represents and warrants to the Company, and the Company represents and warrants to Highbridge as of the date hereof that: Such person is an entity duly organized and validly existing under the laws of the jurisdiction of its formation, has the requisite power and authority to execute and deliver this Agreement and to carry out and perform all of its obligations under the terms of this Agreement, including, without limitation, the full power and authority to exchange the Existing Debenture for the New Debenture.  This Agreement has been duly executed and delivered on behalf of such person, and this Agreement constitutes the valid and legally binding obligation of such person enforceable against such person in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies; The execution, delivery and performance by such person of this Agreement and the consummation by such person of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of such person, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such person is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such person, except in the case of clause (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such person to perform its obligations hereunder.

8. This Agreement shall be governed by New York law and may be executed by fax or .pdf and in counterparts.

Please confirm your agreement with the foregoing by executing and returning to us a copy of this Extension and Amendment, which thereupon will become a binding agreement between us as of the date set forth above.

Very truly yours,

VU1 CORPORATION

By: /s/ William B. Smith
William B. Smith
Chairman and Chief Executive Officer

ACKNOWLEDGED, CONFIRMED AND AGREED TO:

HIGHBRIDGE INTERNATIONAL LLC

By: /s/ Jonathan Dorfman
Jonathan Dorfman
Managing Director

EXHIBIT A

New Debenture